Exhibit 99.1

News Release

Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: Apr. 26, 2005
	Media Contact:	Shruthi Dyapaiah	1-913-327-4225	sdyapaiah@euronetworldwide.com
	Investor Relations (US):	IR Dept	1-913-327-4200	investor@euronetworldwide.com

Euronet Worldwide Reports First Quarter 2005 Financial Results

LEAWOOD, KANSAS, USA—Apr. 26, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced consolidated revenues of $117.2 million for the first quarter ended March 31, 2005. These results compare to $81.1 million for the first quarter ended March 31, 2004. Consolidated operating income for the quarter was $11.7 million, compared to $6.5 million for the first quarter 2004. Adjusted EBITDA (operating income plus depreciation and amortization) was $16.7 million for first quarter 2005, compared to $10.1 million for the first quarter 2004.

Net income for the first quarter 2005 was $4.8 million, or $0.13 diluted earnings per share, compared to a net income of $3.3 million, or $0.10 diluted earnings per share, for the first quarter 2004. The first quarter 2005 net income included a foreign exchange loss of $2.8 million. Excluding this loss, diluted earnings per share were $0.21, or $7.7 million. Net income for the first quarter 2004 included a foreign exchange translation gain of $0.2 million. Excluding this gain, diluted earnings per share were $0.09, or $3.1 million.

The EFT Processing Segment posted first quarter 2005 revenues of $23.9 million, compared to $14.9 million reported for the first quarter 2004. Operating income for the first quarter was $5.6 million, compared to the prior year’s first quarter of $2.0 million. First quarter 2005 Adjusted EBITDA was $8.0 million, compared to $3.8 million for the first quarter 2004. The EFT Processing Segment processed 77.3 million transactions in the first quarter 2005 compared to 34.9 million transactions for the same period last year. The segment completed the quarter with 6,201 ATMs owned or operated, compared to 3,870 ATMs at the end of the first quarter 2004. The improved results of the first quarter 2005 over the same quarter last year are largely attributable to the continued growth in ATMs under management, primarily in our Indian, Polish and Romanian markets, together with transactional growth from those and all other managed ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Kosovo, Albania, India, and Egypt.

The Prepaid Processing Segment reported first quarter 2005 revenues of $89.4 million, compared to $62.9 million reported for the first quarter 2004. Operating income for the first quarter 2005 was $7.8 million, compared to the prior year’s first quarter results of $6.4 million. Adjusted EBITDA for the first quarter 2005 was $10.1 million, compared to $7.8 million for the first quarter 2004. Total transactions processed by the Prepaid Processing Segment in the first quarter 2005 were 67.2 million, compared to 48.5 million prepaid transactions processed in the first quarter 2004. The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 205,000 point-of-sale terminals across more than 94,000 retailers in Europe, Asia Pacific and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s first quarter’s year-over-year revenue improvements were the result of a continuation of transaction growth together with benefits of acquisitions completed in periods after the first quarter 2004. Moreover, the Prepaid Processing Segment benefited to a marginal extent from the late first quarter 2005 contributions of three newly acquired companies: Telerecarga S.A. (Telerecarga), a Spanish prepaid wireless top-up company; ATX Software Ltd. (ATX), a U.K. based provider of electronic prepaid voucher solutions, in which we increased our ownership percentage to 51% by acquiring an additional 41% ownership share of that company; and Dynamic Telecom, Inc. (Dynamic), a prepaid wireless top-up company in the U.S.

The quarterly Adjusted EBITDA and operating income improvements generally correlated to the increases in revenues. Offsetting operating income in the first quarter 2005 was approximately $0.5 million in incremental recurring sales and marketing costs to strengthen efforts in the growing U.S. Prepaid market. Depreciation and amortization included approximately $1.2 million for amortization of intangible assets assigned for purchase accounting related to the acquisitions in the Prepaid Processing Segment.

The Corporate Services Segment And Other had $2.6 million of expenses in the first quarter 2005, compared to $2.1 million for the first quarter 2004, primarily due to increases in professional fees, largely driven by the requirements of the Sarbanes-Oxley Act of 2002, and salary expense resulting from overall company growth.

All segments included, transactions processed in the first quarter 2005 were 144.5 million, compared to 83.4 million processed in the first quarter 2004. This increase was primarily due to the EFT Processing Segment implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $73.0 million as of March 31, 2005 as compared to $124.2 million at December 31, 2004. The decrease in unrestricted cash was largely due to acquisition-related payments for Transact, Movilcarga, Telerecarga and ATX. Euronet’s total indebtedness was $164.5 million as of March 31, 2005, compared to $166.2 million at December 31, 2004.

Euronet also announced that it expects earnings per share for the second quarter 2005 to be approximately $0.22 to $0.23. This increase does not take into consideration the effects of foreign exchange gains or losses, gains or losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items that Euronet cannot reasonably project.

In December 2004, the company issued convertible senior debentures that if converted in the future would have a potentially dilutive effect on the company’s stock. The debentures are potentially convertible into approximately 4.2 million shares of common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. Since the assumed conversion of the debentures is not dilutive for the three months ended March 31, 2005, the impact has been excluded from the calculation of diluted earnings per share; however, the impact on earnings per share is expected to be dilutive in future periods, and, accordingly, the 4.2 million shares would be included in the calculation of diluted earnings per share.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the transaction processing industry. Moreover, management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

Euronet Worldwide will host an analyst conference call on Wednesday, April 27, 2005, at 9:00 a.m. U.S. Eastern Daylight Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/CEPage.asp?ID=91373. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at www.vcall.com/CEPage.asp?ID=91373 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 146861. The call and webcast replay will be available for one month. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates and services the largest pan-European group of ATMs and operates the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 205,000 point-of-sale terminals across more than 94,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 21 worldwide offices, Euronet serves clients in approximately 70 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Q for the periods ended March 31, 2004; June 30, 2004; and September 30, 2004 and its Form 10-K for the year ended December 31, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Statement of Operations and Comprehensive Income

(unaudited - in thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
Consolidated Statements of Operations Data:
Revenues:
EFT Processing	$23,889	$14,940
Prepaid Processing	89,381	62,919
Software and related revenue	3,936	3,196

Total	117,206	81,055

Operating expenses:
Direct operating costs	82,372	56,645
Salaries and benefits	11,949	9,454
Selling, general and administrative	6,138	4,889
Depreciation and amortization	5,025	3,554

Total operating expenses	105,484	74,542

Operating income	11,722	6,513

Other income (expenses):
Interest income	1,207	571
Interest expense	(1,588)	(1,836)
Loss on early retirement of debt	—	(71)
Income (loss) from unconsolidated affiliates	245	(21)
Foreign exchange gain (loss), net	(2,842)	235

Total other expense	(2,978)	(1,122)

Income from continuing operations before income taxes and minority interest	8,744	5,391
Income tax expense	(3,830)	(2,105)
Minority interest	(88)	—

Net income	4,826	3,286
Translation adjustment	(1,961)	(205)

Comprehensive income	$2,865	$3,081

Net Income per share - basic:
Net income	$0.14	$0.11

Basic weighted average shares outstanding	33,883,451	30,120,295

Net Income per share - diluted:
Net income	$0.13	$0.10

Diluted weighted average shares outstanding	36,528,742	33,351,456

EURONET WORLDWIDE, INC.

Consolidated Summary Balance Sheets

(unaudited - in thousands)

	As of March 31, 2005	As of December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$72,984	$124,198
Restricted cash	107,896	69,300
Inventory - PINs and other	18,224	18,949
Trade accounts receivable, net of allowance for doubtful accounts	114,276	110,306
Other current assets, net	28,349	22,013

Total current assets	341,729	344,766

Property, plant and equipment, net	42,007	39,907
Goodwill and intangible assets, net	286,203	212,598
Other assets, net	18,588	21,204

Total assets	$688,527	$618,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$313,440	$283,918
Current portion of debt obligations and short-term borrowings	9,088	9,265

Total current liabilities	322,528	293,183

Obligations under capital leases, excluding current installments	15,450	16,894
Deferred income tax	22,762	17,520
Debt obligations	140,000	140,000
Other long-term liabilities	2,314	3,093
Minority interest	6,341	5,871

Total liabilities	509,395	476,561

Stockholders’ equity	179,132	141,914

Total liabilities and stockholders’ equity	$688,527	$618,475

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three Months Ended March 31, 2005
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$4.0	$6.3	$0.9	$4.8

Add: Income tax	1.1	2.4	—	3.8
Add: Interest expense	0.6	0.2	—	1.6
Add: Foreign exchange loss	—	—	—	2.8
Add: Minority interest	—	—	—	0.1
Less: Interest income	—	(0.9)	—	(1.2)
Less: Income from unconsolidated affiliates	—	(0.1)	—	(0.2)
Less: Rounding and other	(0.1)	(0.1)	—	—

Subtotal - Operating income	5.6	7.8	0.9	11.7

Add: Depreciation and amortization	2.5	2.2	0.3	5.0
Rounding	(0.1)	0.1	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$8.0	$10.1	$1.2	$16.7

EURONET WORLDWIDE, INC.

Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three Months Ended March 31, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$1.1	$5.5	$0.2	$3.3

Add: Income tax	0.7	1.4	—	2.1
Add: Interest expense	0.2	—	—	1.8
Add: Loss on early retirement of debt	—	—	—	0.1
Less: Foreign exchange gain	—	—	—	(0.2)
Less: Interest income	—	(0.5)	—	(0.6)

Subtotal: Operating income	2.0	6.4	0.2	6.5

Add: Depreciation and amortization	1.8	1.5	0.2	3.6
Rounding	—	(0.1)	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$3.8	$7.8	$0.4	$10.1

EURONET WORLDWIDE, INC.

Reconciliation of Net Income Excluding FX, Discontinued Operations, Gain on Sale and Retirement of Debt

(unaudited - in millions, except share and per share data)

	Three months ended March 31,
	2005	2004
Net income	$4.8	$3.3
Foreign exchange loss (gain)	2.8	(0.2)
Loss on early debt retirement	—	0.1
Rounding	0.1	(0.1)

Net income before foreign exchange loss (gain) and loss on early debt retirement	$7.7	$3.1

Income per share - diluted	$0.21	$0.09

Diluted weighted average shares outstanding	36,528,742	33,351,456